Exhibit 10.7

November 10, 2003

Dear Mr. Vining:

I am pleased to make the following offer to you in consideration for your acceptance onto the Advisory Board of DWS Defense Systems, Inc. a wholly owned subsidiary of DataWorld Solutions, Inc.

Stock Compensation

You will be awarded 300,000 warrants of DataWorld Solutions upon the signing of the definitive agreement between yourself and DWS Defense Systems, Inc. in consideration for your agreement to join the Advisory Board of DWS Defense Systems. The warrants will expire five years from the date of issuance. The strike prices for the warrants are as follows:

  50,000 shares at a warrant price of $ .75
 100,000 shares at a warrant price of $1.00
  50,000 shares at a warrant price of $2.00
  50,000 shares at a warrant price of $3.00
  50,000 shares at a warrant price of $5.00

Sales Based Compensation

As you have critical connections in the industry, DWS will provide appropriate compensation for all contracts that you originate.

Additional Compensation

DWS will compensate you in an appropriate manner for any mergers, acquisitions, business combinations and/or joint ventures and the like that are a result of your efforts.

Your participation and keen insight will be a critical component in the success of DWS Defense Systems. I look forward to working closely with you.

Cordially,



Daniel McPhee

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                            DataWorld Solutions Inc.
       Boundless Technology Campus o P.O. Box 12006 o Hauppauge, NY 11788
                  Telephone (631) 342-7572 o Fax (631) 342-7573